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Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171


FOR IMMEDIATE RELEASE              CONTACT:    Pamela Sherry
                                               336-584-5171, Ext. 4855
                        SHAREHOLDER DIRECT:    800-LAB-0401
                                               www.labcorp.com


LABCORP-REGISTERED TRADEMARK- COMPLETES ACQUISITION OF UNIVERSAL
    STANDARD HEALTHCARE'S MICHIGAN-BASED LABORATORY DIVISION



     BURLINGTON, NC, AUGUST 5, 1998 - Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE: LH) and Universal Standard Healthcare, Inc.
(UHCI) (NASDAQ: UHCI) today announced that LabCorp has completed its previously announced acquisition of UHCI's Michigan-based clinical laboratory division. The acquisition makes LabCorp one of the largest clinical laboratories operating in Michigan. UHCI's laboratory had 1997 revenues of approximately $37 million. LabCorp also acquired an equity position in UHCI and has become UHCI's clinical laboratory testing provider under a long-term agreement.

     Universal Standard Healthcare, Inc. is a premier managed-care health services provider operating in all 50 states, currently providing clinical laboratory, out-patient diagnostic imaging, and home medical services (including durable medical equipment and supplies) coverage to employers on a capitated basis. "Covered persons" under these managed-care contracts exceed 1.6 million. The LabCorp-UHCI provider agreement gives LabCorp an opportunity to expand testing services nationally and provides valuable market information to better understand the mechanisms utilized for processing and paying managed-care claims.

     Laboratory Corporation of America-Registered Trademark-Holdings (LabCorp-Registered Trademark-) is a national clinical laboratory organization with annual revenues of $1.5 billion in 1997. The Company operates primary testing facilities nationally, offering more than 1,700 different clinical assays, from routine blood analyses to more sophisticated technologies. LabCorp performs diagnostic tests for physicians, managed-care organizations, hospitals, clinics, long-term care facilities, industrial companies and other clinical laboratories.
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